Exhibit 99.2

Patriot Scientific Announces Agreement with
NuPOWER Semiconductor to License Power
Management IP Portfolio

CARLSBAD, Calif. – June 17, 2008 -- Patriot Scientific Corporation (OTC BB: PTSC) today announced that it has entered into an initial agreement with NuPOWER Semiconductor, to commercialize its power management IP to other semiconductor and electronic systems suppliers.

Patriot announced the phase one, “validation phase” agreement, whereby both companies will work exclusively together to commercialize NuPOWER’s extensive portfolio consisting of more than 60 claims covered under four issued and allowed patents. These patents relate to circuitry for a buck converter in Point of Load (POL) products, Network Product Power Management (PM) chipsets for voltage conversion and microprocessor-based system load line regulation.  While no financial details of the agreement will be made public, Patriot confirms that the companies will both share in the revenues generated by the licensing efforts, whether from front-end license fees and/or on-going royalties. This initial “validation phase” agreement will focus the two companies on a handful of target customers before proceeding to a broader, full commercialization phase agreement.

“NuPOWER’s IP can substantially improve the regulation of the load line and accuracy of power management performance in next generation microprocessor systems. It offers unique features in POL products that require integrated Field-effect transistors (FETs), combined with creative design approaches to network product PM chipsets for voltage regulation. NuPower’s IP also provides value, and ease-of-use to system designers. The elimination of external FETs, and other external passive components, allows PM designers to drive down overall system costs and improves time to market. The integration of FET technology, coupled with the ability to perform Post Production Trimming, enables designers to meet tighter power specifications and enhances the yields of microprocessor components”, said Tony Tabaian, President of NuPOWER. Tabaian further said, “We have been able to substantiate much of the IP through initial silicon validation, with several devices in volume production through original equipment manufacturer customers. We believe the market for power management ICs combining these features will exceed two billion dollars by 2010.”

Patriot’s President/CEO Rick Goerner said, “We’re pleased to take this first step with NuPOWER and their technical team. Enhanced power management will be at the heart of every new mobile, personal computer or consumer electronic product, and next generation microprocessor systems as well. Targeting a handful of the most important customers will focus our efforts to validate the NuPOWER’s portfolio value proposition before launching more extensive licensing efforts, resources and expenses. We also view this IP licensing effort as one that is more ’forward enabling‘ and therefore, have the prospect for Patriot to realize on-going royalty payments in the future.”

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The NuPOWER NUSEM patent portfolio embodies four issued, and allowed patents with more than 60 claims and additional patent filings pending. Moving forward, Patriot plans to assess, and support the costs of new continuation patent filings, building upon the base NUSEM technology. Patriot and NuPOWER would be co-assignees of any patents granted under the program.

Licensing terms, target license fees and royalties will not be disclosed at this time.

Patriot is exploring several options to commercialize the technology.

About NuPOWER Semiconductor

NuPOWER Semiconductor, headquartered in Newport Beach, CA, is a mixed-signal fabless semiconductor company with expertise in power management, Signal Processing and ASIC development capabilities providing innovative, customized, and cost competitive solutions for the consumer, computer, and communication markets.  NuPOWER product development strategy is based on a “Modular Analog Library” called MODAL.  NuPOWER’s modular approach provides simple, easy to use and extremely cost effective solutions with the total system in mind.   More information about the company can be found at http://www.nupower-ic.net.

About Patriot Scientific

Patriot Scientific is a leading intellectual-property licensing company that develops, markets, and enables innovative technologies that satisfy the demands of fast-growing markets for wireless devices, smart cards, home appliances, network gateways, set-top boxes, entertainment technology, automotive telematics, biomedical devices, industrial controllers and more. Headquartered in Carlsbad, Calif., information about the company can be found at http://www.patriotscientific.com.

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release looking forward in time involve risks and uncertainties, including the risks associated with the effect of changing economic conditions, trends in the products markets, variations in the company's cash flow, market acceptance risks, patent litigation, technical development risks, seasonality and other risk factors detailed in the company's Securities and Exchange Commission filings.

Moore Microprocessor Patent (MMP) and Alliacense are trademarks of Technology Properties Limited (TPL). PTSC is a trademark of Patriot Scientific Corporation. All other trademarks belong to their respective owners.

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CONTACTS:
Patriot Scientific Media Relations	Patriot Scientific Investor Relations
The Hoffman Agency	Hawk Associates
John Radewagen	Ken AuYeung or Frank Hawkins
408-975-3005	305-451-1888
408-219-9199 (mobile)
jradewagen@hoffman.com	patriot.scientific@hawkassociates.com